Exhibit 1.01

CONFLICT MINERALS REPORT OF
NATIONAL INSTRUMENTS CORPORATION
FOR THE REPORTING PERIOD FROM
JANUARY 1 TO DECEMBER 31, 2018

I.	Introduction
This is the Conflict Minerals1 Report of National Instruments Corporation (“we,” “our,” “us,” “NI,” or the “Company”) prepared for calendar year 2018 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “Act”). Numerous terms in this Report are defined in Rule 13p-1 of the Act and SEC Release No. 34-67716 (August 22, 2012) under the Act (the “Adopting Release”). The reader is referred to these sources for the definitions of defined terms contained herein.
In accordance with Rule 13p-1, we undertook efforts to determine the presence and source of the conflict minerals within our products. The Company designed its efforts in conformity with the internationally recognized due diligence framework set forth in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas2 (“OECD Due Diligence Guidance”) and related Supplements.
The statements below are based on the activities performed to date in good faith by the Company and are based on the infrastructure and information available at the time of this filing. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data or available smelter data, errors or omissions by suppliers or smelters, gaps in supplier or smelter education and knowledge, supplier and smelter unfamiliarity with the protocol, evolving identification of smelters, incomplete information from industry or other third-party sources, all instances of Conflict Minerals necessary to the functionality or manufacturing of NI’s products possibly not yet having been identified, timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, oversights or errors in conformant smelter audits, Covered Countries sourced materials being declared secondary materials, companies going out of business in 2018, certification programs being not equally advanced for all industry segments and metals, smuggling of Conflict Minerals from the Covered Countries to countries beyond the Covered Countries, continuing guidance regarding the SEC final rules, and other issues.
II.	Overview
Company Profile
NI designs, manufactures and sells tools to engineers and scientists that accelerate productivity, innovation and discovery. Our graphical system design approach to engineering provides an integrated software and hardware platform that speeds the development of systems needing measurement and control. NI is based in Austin, Texas, was incorporated under the laws of the State of Texas in May 1976 and was reincorporated in Delaware in June 1994.
We are subject to this rule as we have determined that, during 2018, conflict minerals were likely necessary to the functionality or production of products we manufactured or contracted to manufacture. The Company, as a purchaser of component parts, is many steps removed from the mining of conflict minerals. We do not purchase raw ore or unrefined conflict minerals and we conduct no purchasing activities directly in the DRC or adjoining countries.
Conflict Minerals Policy
The Company developed a policy statement to support the goals expressed by Congress in enacting Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The policy highlights the Company’s commitment to complying with the reporting and due diligence obligations required by the SEC rule and our expectations from our suppliers. The policy as well as our supplier code of conduct and terms and conditions include language highlighting our expectation for suppliers to source responsibly. The policy resides on our corporate website (http://ni.com/conflictminerals).
Reasonable Country of Origin Inquiry Information
We have conducted a good faith reasonable country of origin inquiry (“RCOI”) to determine whether the necessary conflict minerals originated in the DRC or an adjoining country or came from recycled or scrap sources.
The Company’s RCOI process included reviewing the products manufactured or contracted to be manufactured during the Reporting Period to identify products that should be deemed in-scope as described by the Adopting Release and conducting an inquiry of our direct suppliers of the in-scope products using the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (“CMRT”). Based on the results of our RCOI which indicated sourcing from the DRC or an adjoining country, we exercised due diligence on the source and chain of custody of the conflict minerals in accordance with the OECD Due Diligence Guidance. Our due diligence efforts are discussed further in this Conflict Minerals Report.
Due Diligence Program Design
The Company designed its conflict minerals program to conform, in all material respects, with the five-step framework of the OECD Due Diligence Guidance, the Supplement on Tin, Tantalum, and Tungsten, and the Supplement on Gold, specifically as they relate to our position in the minerals supply chain as a “downstream” company:
Step 1:          Establish strong company management systems
Step 2:          Identify and assess risks in the supply chain
Step 3:          Design and implement a strategy to respond to identified risks
Step 4:          Carry out independent third-party audit of smelter/refiner's due diligence practices
Step 5:          Report annually on supply chain due diligence
III.	Due Diligence Measures Performed by The Company
The following describes the measures taken to reasonably determine the country of origin and to exercise due diligence in the mineral supply chain in conformance with the OECD Due Diligence Guidance.
Step 1: Establish strong company management systems
a.
Conflict minerals team – The Company established a conflict minerals team that includes individuals from the relevant business units and departments, including trade compliance, procurement, sales, and legal. The team was structured to include the involvement from those in upper management roles, including the VP of Manufacturing, Director of Trade Compliance, and Global Supply Chain Operations Manager, to ensure that critical information, including the Company’s conflict minerals policy, reached relevant employees and suppliers.

b.
Conflict minerals policy – The Company adopted and published a policy establishing the expectations of our suppliers. The policy resides on our corporate website (http://ni.com/conflictminerals). The Company’s expectation for the responsible sourcing of minerals is also incorporated into the Company’s terms and conditions with suppliers.

c.
Supplier engagement – The Company communicated its conflict minerals policy and provided educational materials to our in-scope suppliers. Suppliers were informed when the request for information was initiated on the conflict minerals disclosure requirements as well as recommendations for developing, implementing, and documenting a conflict minerals compliance program. NI also communicated its conflict minerals position statement to its suppliers through the NI Supplier Handbook, available online at ni.com/en-us/about-ni/suppliers.html, which is designed to inform potential and existing suppliers about the Company. Finally, NI requires that its suppliers abide by the NI Supplier Code of Conduct and and the labor, health and safety, environmental, and ethics standards of the most current version of the Responsible Business Alliance (RBA) Code of Conduct.

d.
Company level grievance mechanism – As recommended by the OECD Due Diligence Guidance, the Company has a grievance mechanism in place as a risk-awareness system for conflict minerals issues. NI maintains an ethics hotline pursuant to which stakeholders, internal and external, may confidentially report concerns involving conflict minerals, either electronically or by phone.

e.	Records management – The Company will maintain records relating to our conflict minerals program in accordance with the recommended record retention guidelines of five years.
Step 2: Identify and assess risks in the supply chain
We performed the following steps as part of our risk assessment process:
a.
Identified products in scope – Our conflict minerals team conducted a detailed review of the products manufactured or contracted to be manufactured during the Reporting Period to identify products that should be deemed in-scope as described by the Adopting Release. As most NI hardware products contain at least one of the Conflict Minerals this disclosure includes information on a company level basis that includes general information for all NI products.

b.
Conducted RCOI – The Company utilized the industry-developed CMRT to query our suppliers for conflict minerals information. We requested this information from the Tier 1 suppliers who provide materials and components for NI products. We evaluated the responses from the templates submitted by our suppliers to determine our reporting obligation based on this RCOI. See Appendix I for a list of countries of origin identified through the RCOI process.

c.
Completed additional follow-up – The Company contacted direct suppliers that did not respond to our request for conflict minerals information by the requested date. We also worked to clarify and validate the accuracy of information provided by our suppliers.

d.
Identified smelters or refiners (“SORs”) – The Company compiled a list of SORs in our supply chain using our suppliers’ responses in their CMRTs. The Company reconciled this list to the list of smelter facilities designated by the RMI’s Responsible Minerals Assurance Process (“RMAP”). The RMAP completes independent, third-party audits of smelters and refiners to determine which can be validated as having systems in place that ensure the minerals are responsible sourced according to the OECD Due Diligence Guidance. The Company maintains a database of smelter aliases to reconcile suppliers’ smelters lists to the list of RMI SORs. We have provided that list in this report within section IV – Product Description; Processing Facilities.

Step 3: Design and implement a strategy to respond to identified risks
We performed the following steps as part of our risk management plan:
a.
Reporting results to senior management – The Conflict Minerals team reports the results of our RCOI to upper management which included the team’s plan to respond to risks identified in the due diligence processes.

b.
Designed and implemented a plan – The Company used established risk rating criteria to evaluate suppliers based on the responses provided within their CMRT, as well as, any additional documentation furnished to support those responses and the suppliers’ due diligence processes. The resulting risk ratings were used to develop specific supplier outreach to address the identified risks and to take corrective actions with suppliers found not in compliance with the Company’s conflict minerals policy.

c.
Identified SORs – As part of the risk mitigation process, the Company reconciled the list of SORs collected from suppliers to the list of smelter facilities validated by the RMI.  The Company maintains a database of smelter aliases to reconcile suppliers’ smelters lists to the list of RMI SORs.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices
The Company is using information provided by independent third party audit programs, including the RMI, London Bullion Market Association (LBMA), and Responsible Jewelry Council (RJC), to confirm the existence and verify the OECD-conformance status of SORs identified during our due diligence.
For SORs that had not been audited as conformant, the Company sent a communication to encourage participation in the RMAP and requested the SOR to provide the mines and/or locations the SOR sources from to assist in identifying all countries of origin.
The Company is also a member of the RMI {Member Code: NAIN}. As a member, the Company financially supports the development of the RMAP and has relied on the RMI to determine the country of origin of conflict minerals in the Company’s products in addition to the Company’s efforts of reaching out to smelters. The efforts to determine location of origin through the RMI are described on the RMI website at: http://www.responsiblemineralsinitiative.org/.
Step 5: Report annually on supply chain due diligence
Accordingly, this Conflict Minerals Report has been filed with the SEC and is available on our website at http://investor.ni.com/.

1 The term “conflict mineral” is defined in Section 1502(e)(4) of the Dodd-Frank Wall Street Reform and Consumer Protection Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country.
2 OECD (2016), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, OECD Publishing, Paris. http://dx.doi.org/10.1787/9789264252479-en

IV.	Product Description; Processing Facilities
Product Description – NI offers an extensive line of measurement and control products to work either separately, as stand-alone products, or as an integrated solution. NI’s hardware products include Data Acquisition Hardware, PXI Modular Instruments, Modular Instruments, Machine Vision/Image Acquisition, Motion Control, Reconfigurable I/O (RIO) Hardware, Industrial Communications Interfaces, and GPIB Interface products.
Processing Facilities – Based on our due diligence process and the information received from our suppliers, the following facilities were identified by the Company’s suppliers as the smelters and refiners of the tin, tantalum, tungsten and/or gold present in and necessary to the functionality of products manufactured by the Company in the calendar year ended December 31, 2018. The information from our suppliers is still evolving and may contain company-level declarations. As such, this smelter list is presented in good faith as the best information we have to date. This list may contain smelters that are not in our supply chain and/or there may be other smelters not yet identified in our due diligence process. We will continue to update the list as our information and the relevant third-party data from RMI, LBMA, and RJC improves.
Metal	Standard Smelter Name	Smelter Country	Entity ID
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077
Gold	Asahi Pretec Corp.	JAPAN	CID000082
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920
Gold	Caridad	MEXICO	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185
Gold	Dowa	JAPAN	CID000401
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	CID000651
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	CID000969
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	CID001157
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259
Gold	Royal Canadian Mint	CANADA	CID001534
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	CID001916
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	CID002030
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	CID002557
Tantalum	H.C. Starck Co., Ltd.	THAILAND	CID002544
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA	CID002548
Tantalum	H.C. Starck Ltd.	JAPAN	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002550
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY	CID002545
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508
Tin	Alpha	UNITED STATES OF AMERICA	CID000292
Tin	China Tin Group Co., Ltd.	CHINA	CID001070
Tin	CV United Smelting	INDONESIA	CID000315
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	CID000438
Tin	Fenix Metals	POLAND	CID000468
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	CID002849
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Tin	Metallo Belgium N.V.	BELGIUM	CID002773
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173
Tin	Minsur	PERU	CID001182
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	CID001337
Tin	PT Aries Kencana Sejahtera	INDONESIA	CID000309
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402
Tin	PT Bangka Tin Industry	INDONESIA	CID001419
Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421
Tin	PT Bukit Timah	INDONESIA	CID001428
Tin	PT DS Jaya Abadi	INDONESIA	CID001434
Tin	PT Premium Tin Indonesia	INDONESIA	CID000313
Tin	PT Refined Bangka Tin	INDONESIA	CID001460
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468
Tin	PT Timah Tbk Kundur	INDONESIA	CID001477
Tin	PT Timah Tbk Mentok	INDONESIA	CID001482
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490
Tin	Thaisarco	THAILAND	CID001898
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158
Tin	Yunnan Tin Company Limited	CHINA	CID002180
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA	CID000568
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082

V.	Future Due Diligence
We will continue to communicate our expectations and information requirements to our direct suppliers. Over time, we anticipate that the amount of information available globally on the traceability and sourcing of these ores will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. If we become aware of a supplier whose due diligence needs improvement, we may continue the trade relationship while that supplier improves its compliance program. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.
In addition to those above, the Company will undertake the following steps during the next compliance period:
•	Review the conflict minerals policy statement and update if necessary.
•	Continue to collect responses from suppliers using the most recent revision of the CMRT.
•	Engage with suppliers that did not provide a response in 2018 or provided incomplete responses to enhance our data collection for 2019.
•	Monitor and track performance of risk mitigation efforts.
•	Continue engagement with smelters by sending letters to those that have not been audited as conformant.
•	Send messages to our suppliers to engage with these smelters.
•	Compare and validate RCOI results to information collected via independent third-party audit programs, such as the RMI, and through our Company’s own coordinated outreach to smelters.
•	Encourage responsible sourcing from the DRC and adjoining countries.

APPENDIX I – Countries of Origin

The potential country of origin information provided in this Appendix is based on the information collected from the Company’s suppliers. It is important to note that this is based, in part, on company level responses and therefore, it is not certain that these countries of origin can be linked to our products.

Mineral Country of Origin
Australia	Mali
Austria	Mauritania
Benin	Mongolia
Bolivia	Mozambique
Brazil	Myanmar
Burundi*	Nicaragua
Chile	Niger
China	Nigeria
Colombia	Peru
Congo, Democratic Republic of the*	Portugal
Ecuador	Russian Federation
Eritrea	Rwanda*
Ethiopia	Sierra Leone
Ghana	Swaziland
Guinea	Taiwan
Guyana	Thailand
India	Togo
Indonesia	Uganda*
Laos	United Kingdom
Madagascar	United States of America
Malaysia
* The DRC or adjoining countries